Exhibit 10.25

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement, including Appendix I attached hereto, (together with the Notice of Grant of Performance Share Award (the “Grant Notice”) attached hereto and incorporated by reference herein, the “Performance Share Award Agreement”) is made and entered into as of the grant date set forth on the Grant Notice (the “Date of Grant”), by and between Health Net, Inc., a Delaware corporation (the “Company”), and the recipient identified on the Grant Notice, an employee of the Company or a subsidiary of the Company (the “Recipient”).
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, and if applicable, the Board, has approved the grant (the “Grant”) of a performance share award to the Recipient as set forth below under the Company's 2006 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
1.Grant of Performance Shares. The Company hereby grants to the Recipient a performance share award consisting of the target number set forth on the Grant Notice (the “Target Award”) of rights to receive (“Performance Shares”), upon vesting, a share of the Common Stock, par value $.001 per share, of the Company (the “Common Stock”), subject to all of the terms and conditions of this Performance Share Award Agreement. The actual number of shares earned by the Recipient may differ from the Target Award, as further described herein.
2.    Vesting. Except as otherwise provided in Section 3 and Section 10 hereof, the Performance Shares shall vest as set forth on Appendix I.
3.    Termination of Employment.
(a)    If Recipient's employment with the Employer is terminated by either the Recipient or the Employer for any reason (a “Termination Event”) prior to a Change in Control (as defined in the Plan), then all unvested Performance Shares shall be immediately forfeited at such time.
(b)    If the Recipient experiences a Termination for Good Reason (as the concept is defined in the Recipient’s employment agreement with the Company (the “Employment Agreement”), or if the Recipient does not have an Employment Agreement or Recipient’s Employment Agreement does not include a definition for the concept of Good

Exhibit 10.25

Reason, Good Reason shall be as defined in the Company’s Severance Policy, as it may be amended from time to time, the “Severance Policy”) or a termination by the Employer without Cause (as defined in the Employment Agreement, or if the Recipient does not have an Employment Agreement or Recipient’s Employment Agreement does not include a definition for the concept of Cause, Cause shall be as defined in the Severance Policy), on or following a Change in Control, then all unvested Performance Shares shall immediately become fully vested and distributable on the date of such termination of employment.
(c)    If the Recipient violates the terms of Section 4 of this Performance Share Award Agreement (a “Breach Event”), in addition to being subject to all remedies in law or equity that the Company may assert, then at any time thereafter the Company, in its sole and absolute discretion, may, with respect to any Common Stock attributable to a Performance Share: (i) to the extent that the Common Stock is beneficially owned by the Recipient, reacquire from the Recipient, in return for an amount equal to the par value of the Common Stock, any or all of the shares of such Common Stock; and (ii) to the extent that the Common Stock has been sold, assigned or otherwise transferred by the Recipient, recover from the Recipient an amount equal to the Gain Realized (as defined in Section 4 below) from such sale, assignment or transfer. Upon the occurrence of a Breach Event, the Company may elect to purchase all or any portion of the Common Stock pursuant to this Section 3(c) by delivery of written notice to the Recipient within ninety (90) days after the Company becomes aware of the occurrence of such Breach Event.
4.    Employment/Association with Company Competitor. The Recipient hereby agrees that, during (i) the six-month period following a termination of the Recipient's employment with an Employer that entitles the Recipient to receive severance benefits under an agreement with or the policy of the Company or an Employer or (ii) the twelve-month period following a termination of the Recipient's employment with an Employer that does not entitle the Recipient to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), the Recipient shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Recipient to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Recipient had access during the Recipient's employment with the Employer. In addition, the Recipient agrees that, during the Noncompetition Period applicable to the Recipient following termination of employment with the Employer, the Recipient shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries during the 12 month period prior to the date of such termination of employment, to discontinue his or her relationship with the Company or any of its

Exhibit 10.25

Subsidiaries or to accept employment by, or enter into a business relationship with, the Recipient or any other entity or person. In the event that the Recipient breaches the covenants set forth in this first paragraph of Section 4, it shall be considered a Breach Event under Section 3 above.
“Gain Realized” shall equal the difference between (x) the par value paid by the Recipient for the Common Stock issued in respect of the Performance Shares and (y) the greater of the Fair Market Value (as defined in the Plan) of the Common Stock issued in respect of the Performance Shares (I) on the date of transfer of such Common Stock or (II) on the date such competitive activity with a Competitor was commenced by the Recipient; and “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any Subsidiary.
It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 4 are unreasonable (including, but not limited to, the definition of Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.
The Recipient acknowledges that the services to be rendered by the Recipient to the Company are of a special and unique character, which gives this Performance Share Award Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Recipient of any of the provisions contained in this Section 4 will cause the Company irreparable injury. Recipient therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 4 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Recipient from any such violations or threatened violations.
4A.    Compensation Recovery (Clawback). In the event that Recipient is subject to the Company’s Compensation Recovery Policy, as such policy may be amended from time to time (the “Compensation Recovery Policy”), notwithstanding anything in this Performance Share Award Agreement to the contrary, any Performance Shares granted, or Common Stock attributable to a Performance Share, hereunder shall be subject to the terms and conditions of the Compensation Recovery Policy.
5.    No Rights as a Stockholder. The Recipient shall not be entitled to dividends, if any, that are paid with respect to the shares of Common Stock unless and until the Performance Shares have vested and shares of Common Stock have been delivered with respect thereto. Recipient shall also not have the right to vote any shares subject to the Performance

Exhibit 10.25

Shares unless and until the Performance Shares shall have vested and shares of Common Stock have been delivered with respect thereto.
6.    Notices. Any notice or communication given hereunder shall be in writing and shall be given electronically (e.g., email) or by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after first class mailing or twenty-four (24) hours after transmission of an email or a fax to the following addresses:

To the Recipient at:	Address on record at Health Net, Inc. as of the date any notice is to be delivered.

To the Company at:        Health Net, Inc.
21650 Oxnard Street
Woodland Hills, California 91367
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.    Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Common Stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. The Company either has or will file an appropriate registration statement on Form S-8 (or other applicable form), and has taken or will take such actions as necessary to keep the information therein current from time to time, in order to register the Common Stock under the Securities Act and shall use its commercially reasonable efforts to cause such registration statement to become effective and to maintain the effectiveness of such registration.
8.    Protections Against Violations of Performance Share Award Agreement. This Performance Share Award Agreement is not transferable, other than by will or pursuant to the laws of descent and distribution.
9.    Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Performance Share Award Agreement and shall pay to the Company, in any method as set forth in Section 8.6 of the Plan, the amount determined by the Company to be such

Exhibit 10.25

tax obligation at the time such tax obligation arises. Such tax obligation shall be satisfied through the withholding of shares by the Company or such other manner as determined by the Company in its sole discretion. If the Recipient fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be forfeited.
10.    Change in Control. Notwithstanding anything to the contrary herein, in the event that the Company enters into a definitive agreement during the performance period as set forth on Appendix I with a third party to consummate a transaction that would result in a Change in Control, (i) if such Change in Control occurs before the date the Compensation Committee would normally determine whether the performance goal set forth on Appendix I has been achieved, then each outstanding Performance Share will be deemed earned immediately upon the occurrence of the Change in Control as if the Target Performance Level had been achieved as of the date of the Change in Control and (ii) if such Change in Control has not occurred before the date the Compensation Committee would normally determine whether the performance goal set forth on Appendix I has been achieved, then the Compensation Committee will have the discretion to determine the performance level achieved as of the end of the performance period set forth on Appendix I, taking into account its determination of the impact that (a) the announcement of the Change in Control transaction and (b) the operation of the business in light of the pending Change in Control transaction had on the Company’s ability to achieve the Target Performance Level. In either such event, the Performance Shares deemed or determined to have been earned will continue to vest over the remaining Time-Vesting Schedule (as defined in Appendix I, attached hereto, with the date the Compensation Committee determines the performance level achieved or the date of the Change in Control (if earlier) as the “Determination Date”), subject to the Recipient’s continued employment with the Company’s successor; provided, however, that if, on or after the Change in Control, the Recipient’s employment is terminated without Cause or the Recipient resigns for Good Reason, all of the Performance Shares will immediately become fully vested and distributable on the date of such termination of employment pursuant to Section 3(b) hereof.
11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Performance Share Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.    Governing Law. This Performance Share Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
13.    Amendments. This Performance Share Award Agreement may be amended or modified at any time by the Committee; provided, however, that the amendment or modification of this Performance Share Award Agreement shall not, without the consent of the

Exhibit 10.25

Recipient, adversely affect the rights of the Recipient under this Performance Share Award Agreement. The Board may terminate or amend the Plan at any time; provided, however, that the termination or any modification or amendment of the Plan shall not, without the consent of the Recipient, impair the rights of the Recipient under this Performance Share Award Agreement.
14.    Survival of Terms. This Performance Share Award Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
15.    Agreement Not a Contract for Services; Rights to Terminate Employment. Neither the grant of the Performance Shares, this Performance Share Award Agreement nor any other action taken pursuant to this Performance Share Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company and/or the Employer for any period of time or at any specific rate of compensation. Nothing in the Plan or in this Performance Share Award Agreement shall confer upon the Recipient the right to continue in the employment of an Employer or affect any right which an Employer may have to terminate the employment of the Recipient. The Recipient specifically acknowledges that the Employer intends to review the Recipient's performance from time to time, and that the Company and/or the Employer has the right to terminate the Recipient's employment at any time, including a time in close proximity to any Vesting Date, for any reason, with or without cause. Except as set forth in Section 3 and 10, the Recipient acknowledges that upon his or her termination of employment with an Employer for any reason, then all unvested Performance Shares shall be immediately forfeited at such time.
16.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with this Performance Share Award Agreement or the Performance Shares. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Performance Shares, the Plan or this Performance Share Award Agreement shall be final, binding and conclusive.
17.    Failure to Execute Agreement. This Performance Share Award Agreement and the Performance Shares granted hereunder are subject to the Recipient returning a counter-signed copy of this Performance Share Award Agreement to the designated representative of the Company on or before the [____] day after the Date of Grant (except as otherwise determined by the Compensation Committee of the Company or a subcommittee thereof in its sole discretion). In the event that the Recipient fails to so return a counter-signed copy of this Performance Share Award Agreement within such period, then this Performance Share Award Agreement and the Performance Shares granted hereunder shall automatically become null and void and shall have no further force or effect. Electronic acceptance of this Performance Share Award Agreement

Exhibit 10.25

shall constitute an execution of the Performance Share Award Agreement by the Recipient and a return of the counter-signed copy to the Company.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Performance Share Award Agreement to be effective as of the Date of Grant.

Health Net, Inc.

Name:
Title:

RECIPIENT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE/SHE IS AN EMPLOYEE AT WILL AND MAY BE TERMINATED BY THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

Your acceptance of this Performance Share Award Agreement indicates that you accept and agree to all the terms and provisions of the foregoing Performance Share Award Agreement and attached Grant Notice, and to all the terms and provisions of the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended to date, incorporated by reference herein.

Name:

Exhibit 10.25

APPENDIX I

PERFORMANCE PERIOD,
VESTING AND PERFORMANCE GOALS

Exhibit 10.25

Notice of Grant of Performance Share Award
Health Net, Inc.

Plan Name:            Health Net, Inc. 2006 Long-Term Incentive Plan, as amended

Recipient Name:

Recipient ID:

Grant Date:

Target Award: